EXHIBIT 2

FORM OF LOCK-UP LETTER

RELYPSA, INC.

LOCK-UP AGREEMENT

, 2013

Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Cowen and Company, LLC
As Representatives of the several
Underwriters listed in Schedule I to
the Underwriting Agreement
c/o	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036
c/o	Merrill Lynch, Pierce, Fenner & Smith Incorporated
1 Bryant Park
New York, NY 10036
c/o	Cowen and Company, LLC
599 Lexington Avenue, 27 th Floor
New York, NY 10022

Ladies and Gentlemen:

The undersigned understands that you, Morgan Stanley & Co. LLC (“Morgan Stanley”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Cowen and Company, LLC (“Cowen”), as representatives of the several Underwriters (as defined below) (each of Morgan Stanley, Merrill Lynch and Cowen is a “Representative” and together, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Relypsa, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives (the “Underwriters”), of shares (the “Shares”) of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of each of Morgan Stanley and Merrill Lynch on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to: (a) any shares of Common Stock to be sold by the undersigned pursuant to the Underwriting Agreement; (b) transfers or dispositions of the undersigned’s shares of Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) (i) as a bona fide gift; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) to any corporation, partnership, limited liability company, investment fund or other entity controlled or managed, or under common control or management by the undersigned or the immediate family of the undersigned;

(iv) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned; (v) as distributions to partners, members or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b)(i) through (v), (x) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period (other than a filing on a Form 5); (c) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; (d) the exercise of options to purchase shares of Common Stock granted under any stock incentive plan or stock purchase plan of the Company, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this agreement and provided further that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period (other than a filing on a Form 5); (e) the exercise (whether for cash, cashless, or net exercise) of warrants to purchase shares of Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock), provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this agreement and provided further that, other than in respect of warrants that will expire or automatically exercise by their terms in connection with the Public Offering, no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period (other than a filing on a Form 5); (f) the transfer of shares of Common Stock (or any security convertible into Common Stock) to the Company or sold in connection with a vesting event of the Company’s securities or upon the exercise of options to purchase the Company’s securities, on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period (other than a filing on a Form 5); (g) the transfer or disposition of the undersigned’s shares of Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) that occurs by operation of law, such as pursuant to a qualifie d domestic order or in connection with a divorce settlement provided that each transferee shall sign and deliver a lock-up letter substantially in the form of this letter; (h) the conversion of the outstanding preferred stock of the Company into shares of Common Stock; provided that such shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this agreement; (i) during the 180 days after the date of the Prospectus, the transfer of shares of Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Stock involving a change of control of the Company; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the undersigned shall remain subject to the restrictions contained in this agreement or (j) the transfer or disposal of shares of Common Stock acquired on the open market following the Public Offering provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period (other than a filing on a Form 5). For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin and “change of control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of the Company. In addition, the undersigned agrees that, without the prior written consent of each of Morgan Stanley and Merrill Lynch on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, other than in connection with a Follow-on Offering (defined below). The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering.

If the undersigned is an officer or director of the Company, Morgan Stanley and Merrill Lynch agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Morgan Stanley and/or Merrill Lynch will notify the Company of the impending release or waiver, and the Company will agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Morgan Stanley and Merrill Lynch hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

In the event that any equity holder other than the undersigned is permitted by Morgan Stanley and Merrill Lynch to sell or otherwise transfer or dispose of shares of the Company’s Common Stock for value, the same percentage of shares of the Company’s Common Stock held by the undersigned (the “Pro-rata Release”) shall be immediately and fully released on the same terms from any remaining lockup restrictions set forth herein; provided, however , that such Pro-rata Release shall not be applied in the event of (a) permission granted to any individual party by Morgan Stanley and Merrill Lynch to sell or otherwise transfer or dispose of shares of the Company’s Common Stock for value in an amount less than or equal to $1,000,000 in aggregate value of the Company’s Common Stock in respect of such party, or (b) any underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company’s Common Stock during the restricted period set forth above (the “Underwritten Sale”);provided, however , that the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Common Stock or otherwise “piggyback” on a registration statement filed by the Company for the offer and sale of its Common Stock, is offered the opportunity to participate on a basis consistent with such contractual rights in such Underwritten Sale (a “Follow-on Offering”). In the event that any percentage of such Common Stock permitted to be sold or otherwise transferred or disposed for value are subject to any restrictions of the type set forth in clauses (a) through (j) of the second paragraph of this agreement, the same provisos shall be applicable to the release of the same percentage of the Company’s Common Stock held by the undersigned. In the event that the undersigned is released from any of its obligations under this agreement or, by virtue of this agreement, becomes entitled to offer, pledge, sell, contract to sell, or otherwise dispose of any Common Stock (or any securities convertible into Common Stock) prior to the date that is 180 days after the date of the Prospectus, the Representatives shall use their commercially reasonable efforts to provide notification of such to the undersigned within three (3) business days thereof; provided that the failure to provide such notice shall not give rise to any claim or liability against the Representatives or the Underwriters.

The undersigned understands that, if (i) either Morgan Stanley, Merrill Lynch and Cowen, on the one hand, or the Company, on the other hand, informs the other, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offering; (ii) the Underwriting Agreement does not become effective by February 14, 2014; (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder; or (iv) the registration statement filed with the Securities and Exchange Commission in connection with the Public Offering is withdrawn, the undersigned shall be released from all obligations under this agreement. The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)